AGREEMENT AMONG
               McCLELLAN CREEK GOURMET MEATS, INC.,
                 RED OAK HEREFORD FARMS, INC.
                            AND
                    MY FAVORITE JERKY, L.L.C.

     THIS AGREEMENT is entered into as of July 1, 1998, by and among McClellan Creek Gourmet Meats, Inc. ("MCGM"), Red Oak Hereford Farms, Inc. ("Red Oak") and My Favorite Jerky, L.L.C., a limited liability corporation formed under the laws of Iowa, (the "Company"), as follows:
     WHEREAS, MCGM and Red Oak entered into a Letter of Intent dated April 1, 1998, a true and correct copy of which is attached hereto as Exhibit "A" and incorporated herein; and
     WHEREAS, one of the purposes related to this Agreement was the formation of the Company; and
     WHEREAS, the parties desire to set forth their agreements and understandings with regard to the capitalization of the Company and their understanding of various agreements relating to their ownership interest in the Company and understandings concerning the management of the Company;
     NOW, THEREFORE, for good and valuable consideration received, the parties hereto contract and agree as follows:
     1. Definitions. The terms set forth below shall have the definitions given to them for the purposes of this Agreement. Such terms and definitions are as follows:
          a. Excess Cash Flow - "Excess Cash Flow" shall be determined from the Company's monthly statement of cash flows as determined by generally accepted accounting principles (GAAP). This calculated cash balance (beginning cash each month will be changed by the net cash after operating activities for the month) will then be reduced by all financing activities directly related to contractual obligations for the purchase of equipment necessary for the Company.

          Excess Cash Flow shall be defined as that portion of cash remaining from the above calculation after payment of all reasonable and necessary current operating expenses as determined by GAAP, including, but not limited to, interest on the promissory notes of the Company, funding of an agreed operating reserve requirement of a minimum of two months of projected
     operating expenses, equipment obligation   payments, and tax
     reserve requirements as agreed by the management Committee of the Company.
          b. Management Committee - a committee consisting of individuals representing the parties to this Agreement with membership therein to be determined in the manner to be set forth in the Company's Operating Agreement as contemplated by this Agreement.
          c. Quarterly Budget - a budget for the Company related to sales and profits or losses with such budget to be for a three (3) month period of time.

     2.Ownership of forty percent (40%) of the Company by MCGM.
       MCGM agrees to convey, transfer and assign and by its execution of this Agreement, does hereby convey, transfer and assign to the Company its developed product, natural style beef jerky, and any and all rights, titles and interest MCGM may currently own or have, or in the future may obtain, in all natural style beef jerky products, kippered beef products, meat sticks, meat sausage sticks (meat snacks) and/or meat snack product line extensions. MCGM further agrees to assign, transfer or convey to the Company any and all proprietary rights it may have in and to any recipes or processes, and agrees to enter into an exclusive licensing agreement with the Company in substantially the form attached hereto as

Exhibit "B", whereby MCGM shall license, as of the date of this Agreement, to the Company the exclusive right to use
MCGM's trademarks, tradename or other proprietary identifying symbols.



     In consideration for such conveyances, assignments, transfers and licenses, the Company shall issue to MCGM a stock certificate representing ____________________________________
shares of capital stock of the Company (such shares will constitute forty percent (40%) ownership in the Company if and when a comparable number of shares of capital stock of the Company are issued to Red Oak pursuant to the terms of this Agreement) and shall pay to MCGM the sum of $250,000.00 as follows:
     (i)  $10,000.00 upon the execution of this Agreement.
     (ii) $40,000.00 which shall be paid in monthly installments of $10,000.00 with such installments payable in 1998 on or before the first day of each of the months of August, September, October and November; and
     (iii)$12,500.00 on or before December 1, 1998; and
     (iv) $50,000.00 on or before December 31, 1999, subject to and pursuant to the provisions of Paragraph 5 below; and
     $137,500.00 on or before December 31, 2000, subject to and pursuant to the provisions of Paragraph 5 below.

     3.   Ownership of sixty percent (60%) of the Company by Red Oak.
          (a)  Red Oak agrees to lend to the Company the amount
     of money necessary to satisfy the capital requirements of
     the Company including, but not limited to, the payments to
     MCGM required by the provisions of paragraphs 1(i), (ii) and
     (iii) above.     Red Oak agrees to guarantee any equipment
     leases necessary to facilitate the startup of production by the Company. Until the aforesaid loan is repaid, any and all funds lent by Red Oak directly to the Company shall bear interest at a variable rate which shall be three percent
     (3%) per annum in excess of the prime rate of interest, in effect from time-to-time, as published in the Wall Street Journal; such interest shall be payable in accordance with the borrowing conditions applicable to Red Oak. All outstanding interest and principal shall be due and payable five (5) years from the date of the earliest advance made by Red Oak to the Company. Such loan shall be evidenced by an unsecured promissory note executed by the Company. The
     Company shall issue to Red Oak a stock certificate representing _________________________________________
     shares of capital stock; such shares will constitute sixty percent (60%) ownership in the Company.
          (b) Each quarter during the term of this Agreement the Management Committee shall establish and approve a Quarterly Budget commencing with the date of this Agreement; a copy thereof shall be provided to Red Oak. The parties agree that the required funding to be set forth in the initial Quarterly Budget shall be $300,000.00. As reasonably needed and if within the amounts established by the Quarterly
     Budget during the nine (9) month period following the date of this Agreement, the Company shall be entitled to draw against the funds to be lent by Red Oak as described in 2(a) above, with such draw to be requested no more frequently than bi-monthly. Red Oak agrees to fund any such request within one (1) week from the date of the request.

     4. Operating and Membership Agreements. The parties agree to negotiate, finalize and execute, within thirty (30) days from the date of execution of this Agreement, an Operating Agreement governing the Company's operations and a membership-membership redemption agreement governing the disposition of the members respective membership interests in the Company. Such Operating Agreement shall be effective as of the Date of this Agreement.

     5.   Management; Marketing.   The business and affairs of
the Company shall be directed by a Management Committee. The Company agrees to enter into an Employment Contract with James
B. Davis for a period of five (5) years in substantially the form attached hereto as Exhibit "C" which agreement shall obligate Davis to be responsible for the management of the Company's operations and marketing of the Company's products, all as is more specifically described in the Employment Contract. Red Oak agrees to refer for employment or consultation such of its own sales or marketing personnel, information relating to distribution channels and other information as Davis may time-to-time request with regard to the production, management and marketing of the Company's products.

     6.   Distributions to MCGM and Red Oak.    Until the
distributions to MCGM referred to in paragraph 1 above are paid in full, sixty percent (60%) of all distributions of Excess Cash Flow generated by the Company shall be paid to Red Oak and forty percent (40%) shall be paid to MCGM. MCGM shall apply any of such payments it receives in reduction of the amounts owed pursuant to paragraph 1 and Red Oak shall apply such payments in reduction of the principal of the promissory note owed to it referred to in paragraph 2 above. After the distributions to be made to MCGM scheduled in paragraph 1 are paid in full, eighty percent (80%) of the future excess cash flow payments shall be paid to Red Oak and twenty percent (20%) shall be paid to MCGM until the interest and principal of the promissory note owed to Red Oak referred to in paragraph 2 above is paid in full. After the promissory note is paid in full, fifty percent (50%) of all excess cash flow distributions shall be paid to each of the parties, MCGM and Red Oak.

     7. Raw Material; Labels. The Company agrees to purchase from Red Oak or its subsidiaries all meat necessary for the manufacture of its product with the price of such meat to be based upon the formula(s) described on Exhibit "D" attached hereto and incorporated herein for all purposes. The purchases shall be on a cash basis or such other terms as the parties may reasonably agree from time-to-time. In the event Red Oak is unable to supply such products, the Company is free to purchase on the open market the amount of such products Red Oak is unable to supply. Additionally, Red Oak agrees that the Company may utilize, at its discretion, the tradename or trademark "Red Oak Farms" on the Company's packaging labels.

     8. Notices. All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if delivered in person, including delivery by overnight courier, or if sent by registered or certified United States mail, postage prepaid, addressed to such party at the address listed below. Each party may, by notice to the other party, specify any other address for the receipt of such notices, instruments or communications.

     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns.

     10. Multiple Counterparts. This Agreement is executed in multiple counterparts any of which shall be deemed an original.

     11.  Governing Law.   This Agreement has been made under and
shall be governed by the laws of the State of Colorado.

     12. Final Agreement; Conflicts. This Agreement represents the final agreement between the parties and supercedes any and all other agreements, specifically including, but not limited to, the Letter of Intent entered into between the parties. Further, to the extent a conflict with any provisions of the Operating Agreement of My Favorite Jerky, L.L.C. exists, the provisions of this Agreement shall govern.

     13.  Disputes.   Any disputes between the parties arising
out of this Agreement shall be resolved through arbitration under the rules of the American Arbitration Association. The place of arbitration shall be Boulder, Colorado, unless the parties mutually agree otherwise.

     14. Authority. By their signatures below, the persons executing this Agreement hereby represent that they have the authority to bind the respective parties.
     Signed this ____ day of July, 1998, but effective as of the 1st day of July, 1998.







                         MCGM:
                         McCLELLAN CREEK GOURMET MEATS,
                         INC.



                         By:____________________________________
                              James B. Davis, President

                         Address:________________________________
                                 ________________________________



                         RED OAK:
                         RED OAK HEREFORD FARMS, INC.



                         By:_____________________________________
                              Gordon M. Reisinger, President

                         Address:________________________________
                                 ________________________________

                         THE COMPANY:
                         MY FAVORITE JERKY, L.L.C.


                         By:____________________________________
                              James B. Davis, President
                         Address:________________________________
                                 ________________________________

                         EXHIBIT "D"

                  PURCHASE OF RAW MATERIAL


     All raw beef subprimals will be purchased by the Company through Red Oak. Red Oak agrees to provide product to the Company out of Red Oak's branded product line at a price consistent with Red Oak's weekly published branded prices. Should Red Oak's branded product supply be insufficient to meet the Company's needs, Red Oak shall purchase the quality and specification of beef required by the Company at "the best market prices" plus ten cents ($0.10) or such other price as the parties may mutually agree. The amount of $0.10 shall be reviewed by the parties from time-to-time and adjusted to a mutually agreed amount to cover the reasonable expenses incurred by Red Oak in making such purchase.

     "Product" is defined as including, but not limited to, the following:

          A.   Beef inside (top) rounds;
          B.   Beef eye of rounds; and,
          C.   Beef bottom (flat) rounds.

     It is further understood among the parties that "product" may include frozen product from time to time as conditions may warrant.